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                                                                    EXHIBIT 3.1

                              AMENDED AND RESTATED
                           ARTICLES OF INCORPORATION
                                       OF
                    REALM PRODUCTION AND ENTERTAINMENT, INC.

         Pursuant to Section 607.1007 of the Business Corporation Act of the State of Florida, the undersigned President of Realm Production and Entertainment, Inc. a corporation organized and existing under and by virtue of the Business Corporation Act of the State of Florida (hereinafter the "Corporation"), and desiring to amend and restate its Articles of Incorporation, does hereby certify:

         FIRST: The name of the Corporation is REALM PRODUCTION AND ENTERTAINMENT, INC., the name under which the Corporation was originally incorporated. The original Articles of Incorporation of the Corporation were filed in the Office of the Secretary of State of Florida on May 12, 1995 (Document No. P95000038104).

         SECOND: This Amended and Restated Articles of Incorporation, which supersede the original Articles of Incorporation of the Corporation, was adopted by all of the Directors of the Corporation pursuant to Unanimous Written Consent of the Board of Directors on May 5, 1999, and by the holders of a majority of the shares of the outstanding Common Stock of the Corporation acting by written consent on May 5, 1999, such actions undertaken in accordance with Section 607.0704 and Section 607.0821 of the Florida Business Corporation Act. Therefore, the number of votes cast for the Amended and Restated Articles of Incorporation of the Corporation was sufficient for approval.

         THIRD: The text of the Articles of Incorporation of the Corporation, as Amended and Restated, shall be as follows:

                                   ARTICLE I
                                 CORPORATE NAME

         The name of this Corporation is Realm Production and Entertainment, Inc.

                                   ARTICLE II
                      PRINCIPAL OFFICE AND MAILING ADDRESS

         The principal office and mailing address of the Corporation is as follows:

                            4950 West Prospect Road
                         Fort Lauderdale, Florida 33309

Robert J. Burnett, Esq., FL Bar # 0117978
Atlas, Pearlman, Trop & Borkson, P.A.
200 East Las Olas Boulevard, Suite 1900
Fort Lauderdale, Florida 33301
Phone No: (954) 763-1200



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                                  ARTICLE III
                    NATURE OF CORPORATE BUSINESS AND POWERS

         The general nature of the business to be transacted by this Corporation shall be to engage in any and all lawful business permitted under the laws of the United States and the State of Florida.

                                   ARTICLE IV
                                 CAPITAL STOCK

         The maximum number of shares of stock that this Corporation is authorized to issue and have outstanding at any one time shall be ten million (10,000,000) shares of Common Stock having a par value of $.005 per share and two million (2,000,000) shares of Preferred Stock having a par value of $.01 per share. Series of the Preferred Stock may be created and issued from time to time, with such designations, preferences, conversion rights, cumulative, relative, participating, optional or other rights, qualifications, limitations or restrictions thereof as shall be stated and expressed in the resolution or resolutions providing for the creation and issuance of such series of preferred stock as adopted by the Board of Directors pursuant to the authority in this paragraph given.

                                   ARTICLE V
                               TERM OF EXISTENCE

         This Corporation shall have perpetual existence.

                                   ARTICLE VI
                              REGISTERED AGENT AND
                          REGISTERED OFFICE IN FLORIDA

         The Registered Agent and the street address of the Registered Office of this Corporation in the State of Florida is:

                                Steven Adelstein
                             3100 North 29th Court
                            Hollywood, Florida 33020

                                  ARTICLE VII
                               BOARD OF DIRECTORS

         This Corporation shall have two (2) Directors. The number of Directors may be increased from time to time by Bylaws adopted by the Directors or the stockholders, but shall never be less than one (1) Director. A Director of the Corporation may only be removed for cause.



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                                  ARTICLE VIII
                                   LIABILITY

          A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under the General Corporation Law of the State of Florida, or (iv) for any transaction from which the director derived any improper personal benefit.

                                   ARTICLE IX
                                INDEMNIFICATION

         The Corporation shall, to the fullest extent permitted by the provisions of the General Corporation Law of the State of Florida, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under said section from and against any and all expenses, liabilities or other matters referred to in or covered by said section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any By-Law, agreement, vote of shareholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent, and shall inure to the benefit of the heirs, executors and administrators of such a person.



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         IN WITNESS WHEREOF, the undersigned, being the President of this
Corporation, has executed these Articles of Amendment this ____ day of May, 1999.

                                       REALM PRODUCTION AND ENTERTAINMENT, INC.

                                       By: ------------------------------------
                                           Steven Adelstein, President




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